EXHIBIT 23.1
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                        Independent Auditors' Consent




The Board of Directors
Jones Lang LaSalle Incorporated:


We consent to the use of our report dated February 27, 2004 with respect to the consolidated balance sheets of Jones Lang LaSalle Incorporated and its subsidiaries as of December 31, 2003 and 2002 and related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003 and related financial statement schedule, which report appears in the December 31, 2003 annual report on Form 10-K of Jones Lang LaSalle Incorporated, incorporated by reference in the Registration Statement on Form S-8.

Our report refers to changes in the method of accounting for goodwill and intangible assets in 2002.





/s/ KPMG, LLP


Chicago, Illinois
June 30, 2004